FIRST SUPPLEMENTAL INDENTURE

                           DATED AS OF OCTOBER 2, 1996

                                     BETWEEN

                               DRYPERS CORPORATION

                                       AND

                 WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION,
                                                        AS TRUSTEE

                                       TO

                                    INDENTURE

                          DATED AS OF NOVEMBER 10, 1992

                                     BETWEEN

                               DRYPERS CORPORATION

                                       AND

                      FIRST INTERSTATE BANK OF TEXAS, N.A.,
                                                      AS TRUSTEE

                12.5% Series B Senior Notes Due November 1, 2002

      FIRST SUPPLEMENTAL INDENTURE, dated as of October 2, 1996, by and between DRYPERS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"), having its principal offices at 1415 West Loop North, Houston, Texas 77055, and WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, a national association organized and existing under the laws of the United States of America and formerly First Interstate Bank of Texas, N.A. ("Trustee"), having its principal corporate trust office at 1000 Louisiana, 7th Floor, Houston, Texas 77002;

                             W I T N E S S E T H:

      WHEREAS, the Company has heretofore executed and delivered to the Trustee that certain Indenture dated as of November 10, 1992, by and between the Company and the Trustee (the "Indenture") pursuant to which the 12.5% Series B Notes due November 1, 2002 (the "Securities"), in the original aggregate principal amount of $75,000,000.00, were issued (capitalized terms used herein shall have the respective meanings ascribed thereto in the Indenture unless herein defined or the context shall otherwise require);

      WHEREAS, Section 9.02 of the Indenture provides that the Company and Trustee may, from time to time, with the consent of the holders of a majority in principal amount of the Notes, enter into one or more supplemental indentures to provide for, among other things, the amendments to the Indenture set forth below;

      WHEREAS, the Holders of 77.3% in principal amount of the Securities have consented to the amendments to the Indenture set forth below;

      WHEREAS, the Company has been duly authorized by its Board of Directors to enter into, execute and deliver this First Supplemental Indenture;

      WHEREAS, the Company has complied with all conditions contained in this Indenture with respect to the amendments to the Indenture set forth below;

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
      WHEREAS, all conditions and requirements necessary to make the Indenture as hereby supplemented a valid and binding agreement of the Company, in accordance with its terms, have been performed and fulfilled;

      NOW THEREFORE, in order to comply with the provisions of the Indenture and for and in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee agree as follows:

                                   ARTICLE ONE
                                   AMENDMENTS

            SECTION 1. Section 1.01 of the Indenture shall be and is hereby amended to add the following definitions:

            "BRAZILIAN PERMITTED INDUSTRY INVESTMENTS" means Investments from time to time made by the Company or any of its Subsidiaries in Chansommes consisting of (i) a diaper production line and (ii) in addition, cash or other asset outlays of up to an aggregate net amount of $10,000,000, of which up to $5,000,000 of such cash or other asset outlays (other than those consisting of Qualified Capital Stock of the Company or any Subsidiary or the proceeds thereof) may be invested no earlier than April 1, 1997, and $5,000,000 of such cash or other asset outlays (other than those consisting of Qualified Capital Stock of the Company or any Subsidiary or the proceeds thereof) may be invested no earlier than April 1, 1999. Any such cash or other asset outlays (other than those consisting of Qualified Capital Stock of the Company or any Subsidiary or the proceeds thereof) must not be prohibited under the Revolving Credit Agreement. In addition, with respect to any such Investment referred to in clause (ii) of the first sentence of this definition, the Company or any of its Subsidiaries may not make any such Investment (other than in Qualified Capital Stock of the Company or any Subsidiary or the proceeds thereof) unless, after giving effect thereto, (i) the sum of (A) cash (on a consolidated basis) and (B) the additional amount that the Company may borrow under the Revolving Credit Agreement is at least $4,000,000 and (ii) the Consolidated EBITDA

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
Coverage Ratio (determined for the preceding six months, rather than 12 months) is two-to-one or higher.

            "CHANSOMMES" means Chansommes do Brasil Ind. E Com. Ltda., a Person organized under the laws of Sao Paulo, Brazil, or any successor entity thereto.

            "DRYPERS MEXICO" means a Person organized under the laws of Mexico or any state thereof, or any successor entity thereto.

            "FINISHED GOODS INVENTORY" means, at any time, the aggregate Inventory of the Company and its Subsidiaries, on a consolidated basis, which based upon the Company's or its respective Subsidiary's (as applicable) books and records and in accordance with GAAP, the Company has determined consists of finished goods Inventory, but in any event exclusive of duplication of Inventory which at such time is included in Raw Materials Inventory.

            "INVENTORY" means, with respect to any Person, all of such Person's property that is classified as inventory on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP.

            "MEXICAN PERMITTED INDEBTEDNESS" means Indebtedness of Drypers Mexico (other than Revolving Credit Indebtedness) up to $1,500,000 in aggregate principal amount secured by a lien on a diaper production line of Drypers Mexico, provided that at the time of incurrence of such Indebtedness an amount equal to the fair market value of such production line is paid in cash by Drypers Mexico to the Company or, in the case of a Subsidiary Guarantor, to such Subsidiary Guarantor to the extent it has made payments or contributed Property to Drypers Mexico. The fair market value of such production line shall be determined by a majority of the directors of the Company who are not also Company officers whose determination shall be conclusive.

            "MEXICAN PERMITTED INDUSTRY INVESTMENTS" means Investments made by the Company or any of its Subsidiaries in Drypers Mexico consisting of (i) a diaper production line and (ii) up to an aggregate net amount of $1,000,000 in cash for which Investments the Company will at all times directly or indirectly own not less than 51% of Drypers Mexico's equity. Any such Investments (other than those consisting of the proceeds of Qualified Capital Stock of the Company or any Subsidiary) must not be prohibited under the Revolving Credit Agreement. In addition, the Company or any of its Subsidiaries may not make any such Investments referred to in clause (ii) of the first sentence of this definition (other than in Qualified Capital Stock of the Company or any Subsidiary or the proceeds thereof) unless the cumulative Consolidated EBITDA of the Company from April 1, 1996, to the end of the fiscal quarter immediately preceding the date of such Investment shall exceed (i) $3,000,000 in the case of an Investment made on or prior to September 30, 1996,
(ii) $9,000,000 in the case of an investment made after September 30, 1996, and on or prior to December 31, 1996, or (iii) $13,750,000 in the case of an Investment made after December 31, 1996 and on or prior to March 31, 1997. In addition, with respect to any such Investment referred to in clause (ii) of the first sentence of this definition made after March 31, 1997, the Company or any of its Subsidiaries may not make any such Investment (other than in Qualified Capital Stock of the Company or any Subsidiary or the proceeds thereof) unless, after giving effect thereto, the Consolidated EBITDA Coverage Ratio (determined for the preceding six months, rather than 12 months) is two-to-one or higher.

            "PERMITTED INDUSTRY INVESTMENTS" means Investments by the Company or any Subsidiary the consideration for which consists of Qualified Capital Stock of the Company or any Subsidiary or the proceeds thereof.

            "RAW MATERIALS INVENTORY" means, at any time, the aggregate Inventory of the Company and its Subsidiaries, on a consolidated basis, which based upon the Company's or its respective Subsidiary's (as applicable) books and records and in accordance with GAAP, the Company has determined consists of raw materials Inventory, but in any event exclusive of duplication of Inventory which at such time is included in Finished Goods Inventory.

      SECTION 2. The following definitions set forth in Section 1.01 of the Indenture shall be and are hereby amended in their respective entireties to be and read as follows:

            "INVESTMENT" means, in respect of any Person, any investment in another Person

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
(other than a Person that is, or will become effective on the making of such Investment, a Wholly Owned Subsidiary), whether by means of a share purchase, issuance of Qualified Capital Stock, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person, any guaranty of Indebtedness of any other Person, and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

            "PERMITTED INVESTMENTS" means the following kinds of Investments, including the following kind of instruments if, in the case of instruments referred to in clauses (i)-(iv) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year: (i) readily marketable obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America;
(ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, PROVIDED that such depository institution or trust company has, at the time of the Company's or such Subsidiary's investment therein or contractual commitment providing for such investment, capital, surplus or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100,000,000, (iv) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company's or any Subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-I by Standard & Poor's Corporation ("S&P") and P-1 by Moody's Investors Service, Inc. ("Moody's"); (v) money market mutual or similar funds having assets in excess of $100,000,000; (vi) Permitted Industry Investments; (vii) Brazilian Permitted Industry Investments; and (viii) Mexican Permitted
Industry Investments.

            "PERMITTED LIENS" means (i) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP,
(ii) landlord's, carrier's, warehousemen's, storage, mechanics', workmen's, materialmen's, operator's or similar Liens arising in the ordinary course of business, (iii) easements, rights-of-way, restrictions and other similar easements, licenses, restrictions on the use of Property or minor imperfections of title that in the aggregate, are not material in amount, and that do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of the Company, (iv) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP, (v)(a) Liens upon any Property of any Person existing at the time of acquisition of such Property by the Company, (b) Liens upon any Property of a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such Property of such Person to the Company or any Subsidiary, or (c) Liens upon any Property of a Person existing at the time such Person becomes a Subsidiary; PROVIDED that in each case such Lien has not been created in contemplation of or in connection with such sale, merger, consolidation, transfer or acquisition, (vi) Liens existing on the Issue Date, (vii) Liens on deposits made in the ordinary course of business, (viii) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank, (ix) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the date of this Indenture, provided (A) any such Lien is created solely for the purpose of securing

Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the item of property subject thereto,
(B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (C) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and
(D) the incurrence of such Indebtedness is permitted by Section 4.11 of this Indenture and the Revolving Credit Agreement, (x) Liens securing Revolving Credit Indebtedness of the Company and its Subsidiaries permitted under clause
(v) of Section 4.11 of this Indenture, and (xi) Liens securing the Mexican Permitted Indebtedness.

            "REVOLVING CREDIT AGREEMENT" means any agreement or agreements pursuant to which Revolving Credit Indebtedness is incurred.

            "REVOLVING CREDIT INDEBTEDNESS" means Indebtedness of the Company or any Subsidiary (including, without limitation and without duplication, any guarantee issued by the Company or any Subsidiary in respect of, and any Lien granted by the Company or any Subsidiary to secure, Revolving Credit Indebtedness of the Company or any Subsidiary) incurred pursuant to or in connection with one or more revolving credit, letter of credit or other working capital facilities in an aggregate principal amount not to exceed, at any one time outstanding, the greater of (a) $20,000,000 or (b) the sum of (without duplication) (i) 80.0% of Eligible Receivables plus (ii) 60% of the value of Finished Goods Inventory plus (iii) 50% of the value of Raw Materials Inventory, in each case with respect to receivables and inventory of the Company and the Subsidiaries, as of the month-end prior to the date of such incurrence, less, in either case, the aggregate amount by which the commitments of the lenders under such facilities are permanently reduced from time to time in accordance with
Section 4.12(i) of this Indenture.

      SECTION 3. Section 4.09 of the Indenture shall be and is hereby amended in its entirety to be and read as follows:

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
SECTION 4.09. LIMITATION ON RESTRICTED PAYMENTS.

            Subject to the other provisions of this Section 4.09, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

            (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, in each case other than (A) through the issuance solely of the Company's own Qualified Capital Stock, or rights thereto, or (B) any dividend on or any distribution in respect of Capital Stock of a Subsidiary payable to the Company or a Wholly Owned Subsidiary in proportion to the ownership interest in such Subsidiary held by the Company or such Wholly Owned Subsidiary,

            (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled principal payment or maturity, Indebtedness of the Company (excluding Indebtedness of Subsidiaries) which is expressly subordinate in right of payment to the Securities (other than Subordinated Indebtedness of the Company or any Subsidiary, except for Restricted Subordinated Indebtedness, that is paid, redeemed, repurchased, defeased or otherwise acquired or retired with the net proceeds of Permitted Refinancing Indebtedness or Permitted Subsidiary Refinancing Indebtedness),

            (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value any Restricted Subordinated Indebtedness,

            (iv) make any Investments (other than Permitted Investments), provided that any dividend or distribution referred to in clause (B) of Section 4.09(i) hereof paid by a Subsidiary that is not a Subsidiary Guarantor may be used to make an Investment in any Subsidiary, or

            (v) incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make any loan or advancement to, or other investment in, or permit any of its Subsidiaries to incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make any loan or advancement to, or other investment in, any Related Person of the Company (other than a Wholly Owned Subsidiary) except for any transaction with an officer or director of the Company entered into in the ordinary course of business or any such transaction on or prior to the date hereof (including any compensation, noncompetition payment or employee benefit arrangement with any officer or director of the Company) (such payments and other actions described in (i),
(ii), (iii), (iv) and (v) herein, collectively, "RESTRICTED PAYMENTS") unless:

            (a) at the time of and after giving effect to the proposed Restricted Payment no Default or Event of Default shall have occurred and be continuing;

            (b) at the time of and after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution), the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of (1) 50.0% of the Company's aggregate Consolidated Net Income (or if such Consolidated Net Income is a loss, minus 100% of such loss) earned on a cumulative basis during the period (taken as a single accounting period) commencing on the day after Issue Date and ending on the last date of the Company's most recently-ended full fiscal quarter immediately preceding the date of such proposed Restricted Payment and (2) 100% of the aggregate net proceeds, including cash and the fair market value of Property other than cash (such value to be determined in good faith by a majority of the directors of the Company who are not also Company officers whose determination shall be conclusive and evidenced by a resolution), received by the Company from any Person other than a Subsidiary from the issuance and sale at least one day after the Issue Date of Qualified Capital Stock (excluding (i) any Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (ii) the issuance of Qualified Capital Stock upon the conversion of, or in exchange for, any Qualified Capital Stock and (iii) the amount of net proceeds from the issuance of Common Stock pursuant to an initial public offering that are used by the Company to optionally redeem Securities as pursuant to clause (ii) of the final paragraph of Section 3.07); and

            (c) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period immediately preceding the proposed Restricted Payment, be able to incur $1.00 of additional Indebtedness pursuant to the Consolidated EBITDA Coverage Ratio test set forth in the first paragraph of Section 4.11.

      Notwithstanding the foregoing, the provisions of this Section 4.09 will not prevent:

                  (1) the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would comply with the provisions hereof;

                  (2) the exchanging, refinancing or refunding of Subordinated Indebtedness through the issuance of Qualified Capital Stock, or

                  (3) the exchanging, refinancing or refunding of any shares of
            Capital Stock of the Company or any Subsidiary through the issuance of Qualified Capital Stock or the retirement of Subordinated Indebtedness through the issuance of new Subordinated Indebtedness so long as the principal amount of the new Subordinated Indebtedness to be issued (a) does not exceed the principal amount (plus any premium and consent payments required) of the Subordinated Indebtedness so exchanged, refinanced or refunded, and (b) does not mature prior to the stated maturity and does not have an Average Life shorter than the Average Life of the Subordinated Indebtedness being so exchanged, refinanced or refunded.

            No exchanging, refinancing or refunding described in the immediately proceeding paragraphs (2) or (3) and no proceeds of any sale or exchange, shall be included in any computation made under clause (b)(2) above.

            Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee (i) an Officer's Certificate stating that such Restricted Payment is permitted hereunder and setting forth the basis upon which the calculations required by this Section 4.09 were computed, which calculations may be based upon the Company's latest available internal financial statements, and (ii) any valuation opinion required by this Section 4.09.

            SECTION 4. Section 4.11 of the Indenture shall be and is hereby amended in its entirety to be and read as follows:

SECTION 4.11. LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND
                    DISQUALIFIED CAPITAL STOCK.

            The Company will not, and will not permit any of its Subsidiaries to, issue, incur, assume, guarantee or otherwise become liable with respect to (collectively, "incur") any Indebtedness or any Disqualified Capital Stock unless, on a pro forma basis after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated EBITDA Coverage Ratio would have been greater than 2.0 to 1.0. For purposes of the pro forma calculations required to be made above, the amount of Indebtedness or Disqualified Capital Stock to be incurred will be presumed to have been outstanding during the latest four fiscal quarters and, if such Indebtedness is being used to finance an acquisition of another business or entity, such Consolidated EBITDA Coverage Ratio will be adjusted to give effect to such acquisition on a pro forma basis as if such acquisition had occurred on the first day of the earliest of such four fiscal quarters.

            Notwithstanding the foregoing, (i) the Company may incur Indebtedness evidenced by the Securities, (ii) the Company and its Subsidiaries may incur Indebtedness and Disqualified Capital Stock outstanding on the Issue Date, (iii) the Company may incur Permitted Refinancing Indebtedness, (iv) any Subsidiary may incur Permitted Subsidiary Refinancing Indebtedness, (v) the Company and its Subsidiaries may incur Revolving Credit Indebtedness, (vi) Drypers Mexico may incur Mexican Permitted Indebtedness and (vii) any Subsidiary may incur Indebtedness owing to the Company or another Subsidiary to acquire

Qualified Capital Stock of the Company or any Subsidiary from the Company or such Subsidiary to be used in connection with an acquisition otherwise permitted under this Indenture, and any permitted renewal, refunding, refinancing, replacement or extension thereof.

            For purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such amount shall not also be included.

            SECTION 5. Section 4.13 of the Indenture shall be and is hereby amended in its entirety to be and read as follows:

SECTION 4.13. LIMITATION ON TRANSACTIONS WITH RELATED PERSONS.

            Neither the Company nor any of the Subsidiaries will (i) sell, lease, transfer or otherwise dispose of any of its Property to, (ii) purchase any Property from, (iii) make any Investment in, or (iv) enter into any contract or agreement with or for the benefit of, a Related Person of the Company or any Subsidiary (other than the Company or any such Subsidiary in which no Related Person (other than the Company or another Wholly Owned Subsidiary) owns, directly or indirectly, an equity interest) (a "RELATED PERSON TRANSACTION"), other than Related Person Transactions in the ordinary course of business which are on terms (which terms are in writing) no less favorable to the Company as could be obtained in a comparable arm's length transaction from an unrelated party; provided that, if the Company or any Subsidiary enters into a Related Person Transaction or series of Related Person Transactions involving or having an aggregate value of more than $500,000, such Related Person Transaction will have been approved by all of the directors of the Company who are not also Company officers whose determination shall be conclusive and evidenced by a resolution and, with respect to any Related Person Transaction (i) involving or having an aggregate value of more than $500,000 that has not been approved by all of the directors of the Company who are not also Company officers, or (ii) involving or having an aggregate value of more than

$2,000,000 in which an officer of the Company owns an ownership interest in any Person that is a party to such transaction (other than the Company), the Company shall have received an opinion as to the fairness of the transaction to the Company or such Subsidiary from a financial point of view from a nationally recognized investment banking firm.

      SECTION 6. Section 4.16 of the Indenture shall be and is hereby amended in its entirety to be and read as follows:

SECTION 4.16. ADDITIONAL SUBSIDIARY GUARANTEES.

            If the Company or any of its Subsidiaries shall transfer or cause to be transferred in one, or a series of related transactions, any assets, businesses, divisions, real property or equipment having a book value in excess of $1,000,000 to any Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Subsidiaries shall acquire another Subsidiary having assets with a book value in excess of $1,000,000, the Company shall (1) cause such transferee Subsidiary or acquired Subsidiary, as the case may be, to execute a Subsidiary Guarantee having the same terms and conditions as those set forth in Article 10 hereof and (2) deliver to the Trustee an Opinion of Counsel, in form and substance satisfactory to the Trustee, that such Subsidiary Guarantee is a legally valid, binding and enforceable obligation of such Subsidiary Guarantor, subject to customary exceptions for bankruptcy and equitable principles; provided that none of Chansommes, Drypers Mexico and any Permitted Industry Investment that is a Subsidiary shall be required to become a Subsidiary Guarantor until such time as it is a Wholly Owned Subsidiary.

                                   ARTICLE TWO
                                  MISCELLANEOUS

      SECTION 1. Except as expressly supplemented by this First Supplemental Indenture, the Indenture and the Securities issued thereunder are in all respects ratified and confirmed and all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture and Securities issued thereunder shall remain in full force and effect.

            SECTION 2. This First Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that governs the Indenture and its construction.

      SECTION 3. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

      SECTION 4. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Supplemental Indenture may refer to the Indenture without making specific reference to this First Supplemental Indenture, but nevertheless all such references shall include this First Supplemental Indenture unless the context otherwise requires.

      SECTION 5. This First Supplemental Indenture shall be deemed to have become effective upon the date first above written.

      IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:                                  DRYPERS CORPORATION

/s/ JONATHAN P. FOSTER            By:/s/ WALTER V. KLEMP
    Jonathan P. Foster                   Walter V. Klemp
    Chief Financial Officer              Chairman and Co-Chief Executive Officer


ATTEST:                           WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION

/s/ SUSAN BREM                    By:/s/ CHRISTINA FAITH
    Susan Brem                           Christina Faith
                                         Assistant Vice President
                                         Corporate Trust Officer

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
                               DRYPERS CORPORATION

STATE OF TEXAS        ss.
                      ss.
COUNTY OF HARRIS      ss.

            This instrument was acknowledged before me on October 3rd, 1996, by Walter V. Klemp, the Chairman of DRYPERS CORPORATION, a Delaware corporation, on behalf of said corporation.

                                             /s/ LISA W. TOLAR
                                                 Notary Public in and for
                                                   the State of Texas

My Commission expires:

10/9/98

                                    TRUSTEE


STATE OF TEXAS        ss.
                      ss.
COUNTY OF HARRIS      ss.

            This instrument was acknowledged before me on October 9th, 1996, by Christina Faith, an Assistant Vice President of WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, a national association, on behalf of said national association, in its capacity as trustee.

                                             /s/ JACQUELINE M. NORRIS
                                                 Notary Public in and for
                                                   the State of Texas

My Commission expires:

10-28-98

                                      -17-